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Chord Energy Business Update

Wednesday, February 21, 2024 6:00 PM Eastern Time

Executives

Michael Lou; EVP and Chief Financial Officer, Chord

Danny Brown; President and Chief Executive Officer, Chord

Ian Dundas; President and Chief Executive Officer, Enerplus

Darrin Henke; EVP and Chief Operating Officer, Chord

Unknown Executive

Analysts

Derrick Whitfield; Stifel

Neil Digman; Truist Securities

Oliver Huang; TPH

David Deckelbaum; TE Callon

John Abbott; Bank of America

Kevin McCurdey; Pickering Energy Partners

Presentation

Operator: Good afternoon, ladies and gentlemen, and welcome to the Chord Energy announces Combination with Enerplus Conference Call. (Operator Instructions) This call is being recorded on Wednesday, February 21, 2024.

And I would now like to turn the conference over to Mr. Michael Lou. Please go ahead.

Michael Lou: Thank you. Good evening, everyone. Thank you for joining the call.

Today we will be discussing the business combination between Chord Energy and Enerplus and also touching on fourth quarter 2023 financial and operational results. With me on the call are Danny Brown, President and Chief Executive Officer of Chord Energy; as well as Ian Dundas, President and Chief Executive Officer of Enerplus; as well as other members of the team.

Please be advised that our remarks, including the answers to your questions, include statements that we believe to be forward-looking statements and forward-looking information within the meaning of applicable laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those currently disclosed in our earnings releases and conference calls. Those risks include, among others, matters that we have described in our joint press release announcing the transaction and Chord’s earnings releases as well as in our filings with the Securities and Exchange Commission. We disclaim any obligation to update these forward-looking statements.

During this conference call, we will make reference to non-GAAP measures. And reconciliations to the applicable GAAP measures can be found in Chord’s earnings releases and on its website. We may also reference our current investor presentation, which you can also find on our website.

With that, I’ll turn the call over to Chord CEO, Danny Brown.

Danny Brown: Thanks, Michael, and thanks, everyone, for joining our call today on such short notice.

We’re very excited to announce that Chord Energy and Enerplus —

[Audio Gap]

Which Chord will combine with Enerplus to form a premier Williston Basin company. We view today’s announcement as the next logical step for both companies as we create a stronger, more sustainable organization that we believe is positioned for continued performance and long-term growth. I plan to spend some time commenting on the merits of the deal before turning it over to Ian for some additional thoughts.

To start, both Ian and I are proud of what our individual organizations have done over the years. Both companies have diligently worked to position their portfolios in one of the premier oil basins in North America, resulting in top-tier assets spread across the Williston Basin that are highly complementary. Both companies have generated significant free cash flow and have returned a large amount of capital to shareholders. And our teams did this while being good stewards of our environment and the communities in which we operate.

Both Chord and Enerplus have talented, hard-working people that have accomplished a tremendous amount, for which they should be extremely proud. Ian and I are certainly proud of them, and we look forward to getting the teams together to share best practices and drive continuous improvement.

Slide 4 of our investor presentation gives a good summary of the merits of the deal. As you can see, this combination checks all the boxes between operating, financial and strategic goals. It enhances scale and asset quality. Additionally, it delivers accretion on all key financial metrics, which is boosted by significant synergies that we’ll get into. Additionally, the combination improves our financial strength and returns, which, of course, supports our peer-leading return of capital profile.

Turning to Slide 5. You can see the terms of the combination. The merger consideration is structured as 90% stock and 10% cash. Each Enerplus common share will be exchanged for 0.10125 shares of Chord common stock and $1.84 per share in cash. At this exchange ratio and the respective share prices on February 20, 2024, the combined company would have an enterprise value of approximately $11 billion, inclusive of Enerplus’ net debt. Pro forma for the transaction, Chord shareholders will own approximately 67% and Enerplus shareholders will own approximately 33% of the combined company on a fully diluted basis.

Following close of the transaction, the Board of Directors will increase to 11 members, which will consist of seven representatives from Chord and four representatives from Enerplus. Ian will join the board and serve as advisor to the CEO. The Chord executive leadership team will continue to run the combined company. The combination has been unanimously approved by the board of directors of both companies. Currently, we are expecting to close by mid-year 2024. Standard regulatory approvals are needed in both U.S. and Canada, plus a shareholder vote, including HSR review.

This is a deal that is good for our shareholders; good for consumers as we should be able to access and ultimately produce more resource than either company would have otherwise been able to do stand-alone; and good for our communities since as a larger organization, we’ll be able to commit more time and resources to reducing our environmental footprint and focusing on local communities.

Turning to Slide 6. We believe this transaction creates a combined company with meaningful scale. The combined organization will have approximately 1.3 million net acres, with 98% of that in the Williston Basin. Additionally, combined fourth quarter ‘23 production is 279,000 barrels of oil equivalent per day, with over 90% of that in the Williston Basin. The transaction also combines high-quality inventory, which supports sustainable free cash flow through the different commodity cycles.

We believe Chord and Enerplus have some of the best inventory in Bakken. To illustrate the point, since 2022 combined, Chord and Enerplus have brought 30% of the top 100 wells online when looking at greater than six months of oil production while bringing only 15% of the wells online over the same time frame. Our combined position represents approximately 10 years of low-cost development at the current pace with significant upside beyond that.

While the standalone inventory of both companies has compelling returns, the combination expands our three-mile lateral opportunity. And we will continue to pursue additional longer laterals given the success we’ve had over the past two years. Just to flesh this three-mile opportunity out a little more, over the course of 2023, Chord made significant progress in drilling, completing and cleaning out three-mile wells. Drilling times have been reduced by roughly 25% since the beginning of 2023, with it now only taking 10 to 11 days on average. On the clean-out side, we’ve made strong progress over the course of the year and reached TD in essentially all 30-plus three-mile wells brought online in the second half.

We get asked frequently if there could be upside to our implied 80% productivity assumption for the third mile. We believe this is a possibility, especially in light of our progress on clean-outs over the past year. However, it will take a little more time, likely until the end of this year, to get sufficient production history to effectively analyze the three-mile declines and determine whether we can increase our EUR uplift assumptions from 140% to 150%.

The Enerplus team is in the early innings of pivoting to three-mile laterals and already have over 10% of their inventory set. We see meaningful opportunity to increase this percentage in Enerplus’s high-quality acreage, which supports better economics and more free cash flow. Additionally, we’re continuing to evaluate four-mile laterals. And we expect to drill our first four-milers at the end of this year. If successful, these initiatives should further improve returns.

On Slide 7, you can see our pro forma market cap is over $10 billion, significantly increasing our size, positioning the combined company nicely within our new large-cap peer group. The combined oil cut is high at 56% and positions us well given the current commodity backdrop.

Slide 8 shows inventory quality and depth as estimated by an independent research firm which tries to use similar modeling methods across each company represented. The key takeaway is their analysis shows the pro forma Chord right in the mix with large-cap names on inventory depth and quality. While we evaluate our inventory differently than Enverus, we believe that they are objective and try to be consistent. With this in mind, the scale of the combined company is competitive with large-cap peers.

Moving to slide 9. As we think about potential synergies, the opportunity is significant. The combined company expects to benefit from administrative, capital and operating synergies of up to $150 million per year. Administrative synergies are expected to begin immediately in 2024 and increase in 2025 up to $40 million. Capital synergies are expected to increase to up to $55 million during 2025, and operating synergies initiate in 2025 and are expected to increase up to $55 million in 2026. The combined company will leverage best practices to further advance efficiencies across the business. The after-tax present value of synergies is expected to exceed $750 million.

As you are aware, this is a cross-border transaction. The team has evaluated the tax ramifications, and we do not expect there to be much tax leakage on a pro forma basis. To expand on this a bit, the core team has made great progress reducing downtime through the course of 2023. As a combined company, we see additional opportunity to make progress on improving downtime, which is important given base production is the vast majority of any year’s volumes.

Additionally, we’ll be looking at ways to drive LOE down through field standardization, data analytics, lower failure rates among other items. You can refer to the appendix for more detail on synergy potential. I should note, our respective teams have spent considerable time together and look forward to digging in on further synergies. We are confident we can deliver based on the capability and level of rigor from both teams.

Now turning to Slide 10. We see our superior profitability. Our high oil cut of 56% underpins healthy cash margins. As we just discussed, we are focused on expanding margins further through a variety of initiatives. Additionally, the transaction is accretive to all financial metrics. And the accretion didn’t come at the cost of financial strength. We maintain our best-in-class credit profile with net debt to EBITDA of 0.2x at close and minimal near-term maturities. With leverage well below peers, we have additional flexibility for our strategic initiatives and return of capital.

Turning to Slide 11. Chord has significantly outperformed our new large-cap peers over the past several years through a combination of mergers, acquisitions and divestitures, focus on returns and returning significant capital to shareholder. All of this was done while maintaining a healthy balance sheet. Notably, Chord has paid $45 per share in dividends since 2021 while the underlying equity has appreciated significantly as well.

So accretion is obviously important to shareholder returns. And as we discussed earlier, the outlook is strong on that front. The pro forma company expects approximately $1.2 billion of free cash flow and a reinvestment rate of approximately 51% in 2024 at $79 per barrel WTI and $250 per MMBtu NYMEX gas. Return of capital following closing is expected to remain at Chord’s precombination level of 75%-plus of free cash flow, given the strong balance sheet. Chord’s base dividend remains unchanged at $5 per year. The base dividend will continue to be supplemented by share repurchases and variable dividends.

Slide 12 shows our relative valuation and yield, which we view as attractive seeing as they are based on pro forma analyst consensus expectations and don’t include the impact of synergies.

And finally, Slide 13 summarizes the merits of the deal. And I think it’s important to note that both Chord and Enerplus have maintained a disciplined approach to M&A. We’re confident the combination is the right move and will result in significant value creation for both of our respective shareholders.

Additionally, both Chord and Enerplus have a tremendous track record of being responsible corporate citizens and respecting all of our stakeholders. We remain committed to ESG and sustainability and capitalizing on combined best practices. We also remain committed to supporting the communities where we operate and look forward to building on each company’s relationship with the MHA nation and their leadership.

To sum things up, the combined company is expected to generate significant free cash flow from its low-cost asset base, improve efficiencies and execute disciplined capital spending through business cycles.

With that, I’ll turn the call over to Ian to provide some thoughts on the combination.

Ian Dundas: Thanks, Danny.

I believe the value-enhancing opportunities from this combination are compelling. This transaction represents a unique opportunity to drive meaningful cost and operational synergies, an improving profitability profile and will position the pro forma business to continue to deliver strong value creation on a sustainable basis over the long term. We are excited about the opportunities our combination creates for our shareholders, our people and all of our other stakeholders.

The combined footprint is remarkable, and Enerplus’ Chord inventory is a strong complement to Chord’s position. Building on the success Chord has had with three-mile laterals across our position should drive further upside to our premier Williston position. We see significant opportunity to expand to longer laterals and believe the combined company is in a strong position to be the basin leader on this front.

As Danny noted, we believe the transaction is very good for shareholders of both companies. It is an excellent strategic fit. It is accretive to key financial metrics while retaining a pristine balance sheet. The large stock component provides Enerplus shareholders with a strong near-term return on their investment and further upside from ownership in the combined entity.

On the operational side, both companies have a strong execution track record. Over the last few years, drilling and completion times have improved for both companies and currently rank in the top tier for Williston operators. Additionally, the enhanced size and scale that comes with this combination supports more consistent activity, which lends itself to more efficient operations. You can see these benefits highlighted in the synergies announced.

The Chord team has a proven track record of executing on integration and synergy capture as we saw with the integrations of QEP, Whiting-Oasis and last year’s XTO acquisition. On the Enerplus side, we have also been active in the ND market in recent years and have a lot of integration experience to bring to bear. We look forward to working with the Chord team to capture these savings and make our combined business better to deliver more value to shareholders.

And finally, on a personal note, it has been a privilege to lead Enerplus over these past 11 years. I want to thank our employees and their families for their dedication and all the hard work over the years that has allowed us to build such a great organization. We are now ready to get going on the integration with the goal of making an even stronger, more competitive company. Together, we will achieve things that neither company could on a standalone basis.

And with that, I will hand it back over to Danny.

Danny Brown: Thank you, Ian.

So in closing, I just want to say that we are very excited and happy to announce this transaction and believe the combination of the two companies’ premier asset bases, operational abilities and technical acumen will drive further success and create a stronger, larger company positioned to deliver competitive returns and peer-leading shareholder distributions.

Thanks for listening. And now we’ll turn the call over to Q&A.

Questions and Answers

Operator: Thank you. Ladies and gentlemen, we will now begin the question-and-answer session. (Operator Instructions) Your first question comes from the line of Derrick Whitfield from Stifel.

Derrick Whitfield: Congrats to you both on the transaction. For my first question, I wanted to lean in on operational synergies. Could you walk through some of the D&C synergy drivers on Page 16 in cost per foot terms?

Danny Brown: Thanks for the question, Derrick. I think as we think about our opportunity to improve from a D&C standpoint, we’re leaning a little bit on some of the experience we had with Oasis-Whiting, where we were able to use some of the best combined practices of both organizations. And so we used Oasis practices in some areas. We used whiting practices in other areas. And really, by having that open dialogue, we were able to just really glean and use different bit technology, use different casing profiles. And it really allowed us to improve there.

So when we think about the D&C for this transaction, we’ve had the teams together at a very high level because we really haven’t been able to involve too many people in this approach so far. But even through that very short period of time, we’ve been able to identify up to $55 million in synergies associated with that. So some of this includes expanding into three-mile laterals, and some of it improves just the overall process that we think we’ll be able to drill and complete that. But I’m going to ask Darrin, maybe, to expand on it just a little more.

Darrin Henke: Yes. Thank you, Danny. I’m happy to expand further on that.

You look at Chord’s performance. In the first quarter, we drilled our fastest two-mile well spud to rig release in 7.4 days. We’re averaging two-mile wells in 8.9 days spud to rig release. Looking at three-mile wells, we drilled our fastest well at 9.5 days spud to rig release this quarter. And over the fourth quarter, we averaged 10.3 days spud to rig release. Those in general are 1.5 days to two days faster than what we were seeing on the Enerplus. And so that will be a synergy that we can capture just almost immediately.

The fact that we’re drilling 70% to 75% of the Chord wells this year were planning to be three-mile laterals, and we’re also going to expand what Enerplus had planned this year. And it’ll take time for us to do all the permitting work and regulatory work to make that happen. But clearly, Chord has demonstrated quite the ability on three-mile wells. And you’ll see us doing that going forward postclosing.

Danny Brown: I think the other thing to mention on a DCE standpoint, Derrick, is we’ve also — just from a facilities perspective, one thing that we really did have, I think, or maybe leading the basin in is the way we approach our facilities in doing a standardized modular facility approach. And so these end up being much less expensive than stick-building your facilities on location. And it’s also a lot safer and it’s a better environmental footprint as well. So that’s another part, sort of a synergy, that we’ll roll through into the overall DC&E cost.

Derrick Whitfield: And then as my follow-up, with respect to the LOE synergy, could you talk to the delayed nature of implementation? I imagine in part it’s when you’re going to change out lift. But any other color you could add would be greatly appreciated.

Danny Brown: So I think you’re hitting on it, Derrick. And our experience, again, we’re able to lean a little bit on the recent transaction with Oasis-Whiting. What we saw there is it took about a year before we saw the operational synergies roll through. And part of that is — and I’ll give an example. One of the legacy organizations in the previous transaction had a different rod installation practice and a different material practice than the other, which led to much longer run times on our rod pumps. And so we had a lower failure rate over time. So when you have that lower failure rate, you don’t have to do the repair work. But that takes time to bear fruit.

And so as we think about these operational practices, some of it’s about reducing future failure rate. And it’s the lack of future workovers and future LOE that really rolls through. And so that’s part of that delay, is just you implement different operating practices and then you see the benefit of it later. And that’s certainly what we saw with Whiting and Oasis.

Operator: And your next question comes from the line of Neil Digman from Truist Securities.

Neil Digman: Congrats. Danny, my first question, you’ve definitely listed now a long list of potential savings. I’m curious about potential marketing or OFS opportunities given you all now will be the dominant player in the basin.

Danny Brown: Well, Neil, I’d say when we — probably won’t get too much into marketing. We won’t get the teams together to start talking about any of that until sometime postclose. From an OFS perspective, I think both companies had good contracts with folks in the basin. Both had premier programs. I think the real savings we may see from that sort of practice isn’t so much through per job savings, although we could see some of that. But it’s really about the operational efficiency we’re going to pick up through the program.

And so you can imagine running one completion crew but not being able to run it through the course of the year. If you’re able to sign a longer contract, because you’ve got that program through the entire course of the year, you’re going to do — you’re able to not only get contract — see contract savings, but your operation is actually much more efficient as well. So your per job cost goes down on two fronts. So that’s how we’re thinking about it.

Neil Digman: Yes. Makes sense. And then could you just remind — did you all say what you’re anticipating for effective date and assume closed and then what type of, if any, lockup there will be?

Danny Brown: So looking at anticipated close of potentially by midyear.

Neil Digman: Okay. And then any lockup on that, guys?

Danny Brown: No.

Operator: And your next question comes on the line of Oliver Huang from TPH.

Neil Digman: Congrats on the deal. Just a quick question on the longer laterals. I know in the past you all have highlighted 55% to 60% of remaining inventory being conducive to three-mile lateral development on a Chord stand-alone basis. And it looks like you all are highlighting greater than 40% of pro forma inventory in that bucket, which doesn’t really imply that many Enerplus locations falling into that three-mile lateral bucket.

So just wondering, how much of that Enerplus inventory could be developed at three-mile laterals potentially and if there are any leasehold limitations that are preventing you all from doing so?

Unknown Executive: Yes. So the way I think about that is they just started, Enerplus, to start thinking about getting three-mile laterals. And so I think we mentioned in our prepared remarks, we’re just over 10% set up for three miles. But we have not actually had the time to do the Tetris work to continue to figure out what that could look like on a pro forma basis combined. And on top of that, there’s just a lot of permitting work that needs to be done. So we actually think there’s more upside to the 40% number we announced. We just wanted to start conservatively in order to be able to move that up over time.

Oliver Huang: Awesome. That’s helpful. One other question on the completion side of things. I know you all have generally run more conservative spacing to maximize per-well IRRs. Are you all planning to make any changes with respect to the type of spacing that Enerplus had previously been running on their asset base? They were probably running a few extra wells, including a couple on the [ 3/4 ] depending on where you are in the basin.

Danny Brown: Yes. I think as we get the teams together, we’ve got a spacing philosophy that’s generally a little wider, has wells that are a little longer, somewhat due to the lease geometry we have with some larger completions. And that’s worked well for us over time. I think as we get the teams together, we’re going to evaluate on, really, a DSU and sort of a DSU by DSU basis what’s the appropriate development methodology for that specific area.

And so we will — one of the things we know is that if we — we don’t want to overcapitalize areas. But by the same token, what we don’t want to do is space out too wide so that we’re missing high return opportunities within that DSU. So I think you may see spacing a little wider as we move forward. But it’s something we need to get the teams together and share best practices and share learnings. And it’s one of the opportunities for actual value enhancement as we think about this deal.

Operator: Our next question comes from the line of David Deckelbaum from TE Callon.

David Deckelbaum: Congrats on the deal, everyone. I am curious. I know you said that you wouldn’t issue pro forma guidance until the deal closes. But I guess can you give us a sense of the appropriate rig and frac crew program? Are you baking in a better balance of rigs versus completion crews?

I think you alluded to it in your last comments, Danny, on just having a dedicated crew for a longer duration time. Is that inherently what’s driving that $55 million CapEx? And I guess what does that balance look like between the two companies pro forma?

Danny Brown: Yes. I think as we move forward, it’s going to take — as you can imagine, so there is an inertia to a development program. And so you’ve got to get all your permits done. You’ve got your infrastructure laid out. And so unfortunately, we can’t — they don’t move really quickly. And we haven’t been able to get the teams together to really work a pro forma development plan in detail, and we’ll have some restrictions on doing that up until close.

And so we will — through the transition process, we’ll develop a combined development program. Clearly we’ve got assumptions we’re using now, but we’ll refine that as we move forward. And then postclose, we’ll roll out a full new development plan for the postclose organization.

And in that process, you know, one of the advantages we will get with this is more continuous operations and a better balance of being able to run operations continuously. And when I say better balance, just not the need to start and stop crews as the year moves on because the overall pro forma program will be larger. And we should be able to pick up some operational benefit as a result of that.

David Deckelbaum: I appreciate the response. And I know it’s — just curious how you’re thinking going forward now. With this deal, you guys both scale up. You’re staying in basin and consolidating this area. And there’s obviously some ample synergies there. Does this change how you think about the company’s position in the marketplace going forward? Or do you anticipate this being the beginning of further consolidation in the basin that’s been already fairly heavily consolidated?

Danny Brown: Well, I’d say it’s hard to speculate on what happens moving forward. We’re really focused on this deal and what this deal does for both of our respective organizations. Michael?

Michael Lou: Yes. I think that another way to think about it, David, is we’ve got about, on the Chord side, 100 a day of production. With Enerplus we’re adding — we’re getting to about 150 a day of production. We’re still only about 12% to 13% of the Bakken.

It’s not — there’s a lot of players still. And I get it that it’s somewhat consolidated. We certainly have some big players in the basin. I think this just puts us in a really nice position now. And we’ll continue to look at what can further be done in the basin. But certainly, other people in other basins have consolidated way more than where the Bakken is. And so we think there’s still continued opportunities. And we’re just in a good position overall.

Operator: (Operator Instructions) Your next question comes from the line of John Abbott from Bank of America.

John Abbott: Just to go back to David’s question that was just asked on looking at potential opportunities to further consolidate in the Bakken. You did mention the fact that you have a strong balance sheet, post this deal roughly about 0.2x. Would you want some time — would you be willing to act on — if it came available, would you be willing to act on something sooner versus later? Or do you want to see the synergies from this transaction?

Danny Brown: Again, John, I’d say it’s kind of hard to speculate on future hypothetical opportunities. I think the strong pro forma balance sheet we have is going to give us a lot of flexibility, and that could give us flexibility from a return of capital standpoint to whether resiliency with commodity price fluctuations or to pursue different growth opportunities. And so I think we’ll take those things as we see them in the future.

But the #1 priority is going to be putting these companies together, really coming together to get the best out of both organizations. Both organizations have done an incredible job. And we can learn from each other and get better, though. So I think the first and foremost, is we’re going to get the most out of putting these two companies together.

John Abbott: And just looking at the pro forma portfolio, I mean, there’s a — on Enerplus’s side, there is a position in Appalachia. Will there be opportunities for divestitures coming out of this?

Danny Brown: Yes. I think as we look at the Appalachian position, it represents about — it’s a great — it’s in a great spot in a basin — core position in a basin with a good operator. It represents only about 2% of the pro forma EBITDA. So I think as we — it’s a very small part of the overall company. And as we look at — we’ll treat it like all aspects of our portfolio. We’ll continually evaluate all aspects of our portfolio on should they stay in or should they not stay in.

Operator: And your next question comes from the line of Kevin McCurdey from Pickering Energy Partners.

Kevin McCurdey: Congratulations on potentially becoming the largest Williston producer. Just one question for me. We expected you guys to have a mid-single-digit cash tax rate in 2024. Can you remind us where Enerplus is and what, if any, you would expect there to be a change after this transaction?

Michael Lou: Yes. So we’ve done a bunch of work on that cash tax side. The combined entity is going to have a very similar type of cash tax profile going forward. We don’t think that there’s a lot of tax leakage in the transaction overall. So we’ll continue to give a little bit more guidance on that going forward, but it’s in a similar neighborhood to what we’ve been talking about on the Chord side.

Unknown Executive: Yes. Maybe a hair less, but yeah, very — it’ll be similar on a pro forma basis.

Kevin McCurdey: And is that going to continue out into past 2024?

Michael Lou: Correct. That will be continuing on past that.

Operator: (Operator Instructions) There are no further questions at this time. Mr. Brown, please proceed.

Danny Brown: I’d just like to thank everybody for joining the call today. It’s an exciting day for both Chord and Enerplus shareholders as we are able to announce this very important transaction and a combination that we think is really going to benefit both of our shareholders as we move forward. So thank you for giving us your time this afternoon and for joining our call.

Operator: Thank you. Ladies and gentlemen, this does conclude our conference for today. Thank you all for participating. You may all disconnect.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to Chord Energy Corporation’s, a Delaware corporation (“Chord”), acquisition of Enerplus Corporation, a corporation organized and existing under the laws of the Province of Alberta, Canada (“Enerplus”), in a stock-and-cash transaction (such transaction, the “Arrangement”), or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Important Additional Information

In connection with the Arrangement, Chord and Enerplus intend to file materials with the U.S. Securities and Exchange Commission (the “SEC”) and on SEDAR+, as applicable. Chord intends to file the definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the SEC in connection with the solicitation of proxies to obtain Chord stockholder approval of the Arrangement, and Enerplus intends to file the management information circular and proxy statement (the “Circular”) with the SEC and on SEDAR+ in connection with the solicitation of proxies to obtain Enerplus shareholder approval of the Arrangement. After the Proxy Statement is cleared by the SEC, Chord intends to mail a definitive Proxy Statement to the stockholders of Chord. This communication is not a substitute for the Proxy Statement, the Circular or for any other document that Chord or Enerplus may file with the SEC or on SEDAR+ and/or send to Chord stockholders and/or Enerplus’ shareholders in connection with the Arrangement. INVESTORS AND SECURITY HOLDERS OF CHORD AND ENERPLUS ARE URGED TO CAREFULLY AND THOROUGHLY READ THE PROXY STATEMENT AND THE CIRCULAR, RESPECTIVELY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY CHORD AND/OR ENERPLUS WITH THE SEC OR ON SEDAR+, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CHORD, ENERPLUS, THE ARRANGEMENT, THE RISKS RELATED THERETO AND RELATED MATTERS.

Stockholders of Chord and shareholders of Enerplus will be able to obtain free copies of the Proxy Statement and the Circular, as each may be amended from time to time, and other relevant documents filed by Chord and/or Enerplus with the SEC or on SEDAR+ (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by Chord will be available free of charge from Chord’s website at www.chordenergy.com under the “Investors” tab or by contacting Chord’s Investor Relations Department at (281) 404-9600 or ir@chordenergy.com. Copies of documents filed with the SEC or on SEDAR+ by Enerplus will be available free of charge from Enerplus’ website at www.enerplus.com under the “Investors” tab or by contacting Enerplus’ Investor Relations Department at (403) 298-1707.

Participants in the Solicitation

Chord, Enerplus and their respective directors and certain of their executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Chord’s stockholders and Enerplus’ shareholders in connection with the Arrangement. Information regarding the executive officers and directors of Chord is included in its definitive proxy statement for its 2023 annual meeting under the headings “Item 1 – Election of Directors”, “Our Executive Officers”, “Compensation Discussion and Analysis”, “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management”, which was filed with the SEC on March 16, 2023 and is available at https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1486159/000148615923000007/chrd-20230316.htm. Information regarding the executive officers and directors of Enerplus is included in its information circular and proxy statement for its 2023 annual meeting under the headings “Director Compensation” and “Executive Compensation”, which was filed on SEDAR+ on April 4, 2023 and is available at https://www.sec.gov/Archives/edgar/data/1126874/000110465923041270/tm235372d3_ex99-2.htm. Additional information regarding the persons who may be deemed participants and their direct and indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement, the Circular and other materials when they are filed with the SEC or on SEDAR+ in connection with the Arrangement. Free copies of these documents may be obtained as described in the paragraphs above.

Forward-Looking Statements and Cautionary Statements

Certain statements in this document concerning the Arrangement, including any statements regarding the expected timetable for completing the Arrangement, the results, effects, benefits and synergies of the Arrangement, future opportunities for the combined company, future financial performance and condition, guidance and any other statements regarding Chord’s or Enerplus’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements include statements regarding Chord’s or Enerplus’ plans and expectations with respect to the Arrangement and the anticipated impact of the Arrangement on the combined company’s results of operations, financial position, growth opportunities and competitive position. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the possibility that shareholders of Enerplus may not approve the Arrangement or stockholders of Chord may not approve the issuance of shares of Chord common stock in connection with the Arrangement; the risk that any other condition to closing may not be satisfied; that either party may terminate the Arrangement Agreement, dated February 21, 2024, by and among Chord, Enerplus and the other parties thereto (such agreement, the “Arrangement Agreement”), or that the closing might be delayed or not occur at all; the risk that the Arrangement Agreement is terminated and either Chord or Enerplus is required to pay a termination fee to the other party; potential adverse reactions or changes to business or employee relationships of Chord or Enerplus, including those resulting from the announcement or completion of the Arrangement; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of Chord and Enerplus; the effects of the business combination of Chord and Enerplus, including the combined company’s future financial condition, results of operations, strategy and plans; the ability of the combined company to realize anticipated synergies in the timeframe expected or at all; changes in capital markets and the ability of the combined company to finance operations in the manner expected; regulatory approval of the Arrangement; the effects of commodity prices; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected following the public announcement or consummation of the Arrangement. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for the combined company’s operations, oil and natural gas market conditions, legal, economic and regulatory conditions, and environmental matters are only forecasts regarding these matters.

Additional factors that could cause results to differ materially from those described above can be found in Chord’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available from Chord’s website at www.chordenergy.com under the “Investors” tab, and in other documents Chord files with the SEC and in Enerplus’ annual information form for the year ended December 31, 2022, which is on file with the SEC and on SEDAR+ and available from Enerplus’ website at www.enerplus.com under the “Investors” tab, and in other documents Enerplus files with the SEC or on SEDAR+.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Chord nor Enerplus assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by applicable securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.